As filed with the Securities and Exchange Commission on April 18, 2006
Registration Statement No. 333-130074

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE GOLDMAN SACHS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)
13-4019460
(I.R.S. Employer Identification No.)

85 Broad Street
New York, NY 10004
(212) 902-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	GOLDMAN SACHS CAPITAL II
GOLDMAN SACHS CAPITAL III
GOLDMAN SACHS CAPITAL IV
GOLDMAN SACHS CAPITAL V
GOLDMAN SACHS CAPITAL VI
(Exact Name of Each Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
20-6109939, 20-6109956, 20-6109972,
34-2036412, 34-2036414
(I.R.S. Employer Identification No.)
c/o The Goldman Sachs Group, Inc.
85 Broad Street
New York, NY 10004
(212) 902-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kenneth L. Josselyn
The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
(212) 902-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
David B. Harms
Robert W. Reeder III
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Explanatory Note
SIGNATURES
INDEX TO EXHIBITS
EX-1.3: FORM OF UNDERWRITING AGREEMENT FOR SUBORDINATED DEBT SECURITIES
EX-5.10: OPINION OF SULLIVAN & CROMWELL LLP

Explanatory Note

This Post-Effective Amendment No. 4 to the Registration Statement on Form S-3 (File No. 333-130074) of The Goldman Sachs Group, Inc. (the “Registration Statement”) is being filed solely for the purpose of filing two additional exhibits to the Registration Statement and, accordingly, shall become effective immediately upon filing with the Securities and Exchange Commission.

Item 16.   Exhibits.

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
1.1	Form of Distribution Agreement for Medium-Term Notes of The Goldman Sachs Group, Inc.	**

1.2	Form of Underwriting Agreement for senior debt securities of The Goldman Sachs Group, Inc.	**

1.3	Form of Underwriting Agreement for subordinated debt securities of The Goldman Sachs Group, Inc.	***

1.4	Distribution Agreement for warrants of The Goldman Sachs Group, Inc., dated as of February 14, 2006, between The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.	**

1.5	Form of Underwriting Agreement for purchase contracts of The Goldman Sachs Group, Inc.	*

1.6	Form of Underwriting Agreement for units of The Goldman Sachs Group, Inc.	*

1.7	Form of Underwriting Agreement for preferred stock and depositary shares of The Goldman Sachs Group, Inc.	*

1.8	Form of Underwriting Agreement for capital securities.	*

2.1	Plan of Incorporation.	Exhibit 2.1 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449), filed on April 30, 1999.

2.2	Agreement and Plan of Merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.	Exhibit 2.2 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999.

2.3	Agreement and Plan of Merger of The Goldman Sachs Group, L.P. into The Goldman Sachs Group, Inc.	Exhibit 2.3 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999.

2.4	Amendment and Restated Agreement and Plan of Merger, dated as of September 10, 2000, and amended and restated as of October 31, 2000, among The Goldman Sachs Group, Inc., SLK LLC and SLK Acquisition L.L.C.	Exhibit 2.1 to The Goldman Sachs Group, Inc.’s Current Report on Form 8-K (File No. 001-14965), dated October 31, 2000 and filed on November 15, 2000.

4.1	Specimen of certificate representing The Goldman Sachs Group, Inc.’s common stock, par value $0.01 per share.	Exhibit 4.1 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449), filed on March 16, 1999.

4.2	Stockholder Protection Rights Agreement, dated as of April 5, 1999, between The Goldman Sachs Group, Inc. and Mellon Investors Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.	Exhibit 99.5 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on June 29, 1999.

4.3	Certificate of Designations of The Goldman Sachs Group, Inc. relating to the Series A Preferred Stock.	Exhibit 3 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on April 22, 2005.

4.4	Certificate of Designations of The Goldman Sachs Group, Inc. relating to the Series B Preferred Stock.	Exhibit 3 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on October 28, 2005.

4.5	Certificate of Designations of The Goldman Sachs Group, Inc. relating to the Series C Preferred Stock.	Exhibit 4 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on October 28, 2005.

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
4.6	Indenture, dated as of May 19, 1999, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, with respect to senior debt securities of The Goldman Sachs Group, Inc.	Exhibit 99.6 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on June 29, 1999.

4.7	Subordinated Indenture, dated as of February 20, 2004, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, with respect to subordinated debt securities of The Goldman Sachs Group, Inc.	Exhibit 4.2 to The Goldman Sachs Group, Inc.’s Annual Report on Form 10-K (File No. 001-14965), for the fiscal year ended November 28, 2003.

4.8	Supplemental Indenture, dated as of February 20, 2004, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, with respect to the junior subordinated debentures of The Goldman Sachs Group, Inc.	Exhibit 4.1 to The Goldman Sachs Group, Inc.’s Quarterly Report on Form 10-Q (File No. 001-14965), for the period ended February 27, 2004.

4.9	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital II.	Exhibit 4.7 to The Goldman Sachs Group, Inc.’s registration statement on From S-3 (No. 333-112367), filed on January 30, 2004.

4.10	Form of Amendment and Restated Trust Agreement for Goldman Sachs Capital III.	Exhibit 4.8 to The Goldman Sachs Group, Inc.’s registration statement on From S-3 (No. 333-112367), filed on January 30, 2004.

4.11	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital IV.	Exhibit 4.9 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.12	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital V.	Exhibit 4.9 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.13	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital VI.	Exhibit 4.10 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.14	Certificate of Trust of Goldman Sachs Capital II.	Exhibit 4.12 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.15	Trust Agreement of Goldman Sachs Capital II.	Exhibit 4.13 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.16	Certificate of Trust of Goldman Sachs Capital III.	Exhibit 4.14 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.17	Trust Agreement of Goldman Sachs Capital III.	Exhibit 4.15 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.18	Certificate of Trust of Goldman Sachs Capital IV.	Exhibit 4.16 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.19	Trust Agreement of Goldman Sachs Capital IV.	Exhibit 4.17 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.20	Certificate of Trust of Goldman Sachs Capital V.	Exhibit 4.17 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.21	Trust Agreement of Goldman Sachs Capital V.	Exhibit 4.18 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.22	Certificate of Trust of Goldman Sachs Capital VI.	Exhibit 4.19 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
4.23	Trust Agreement of Goldman Sachs Capital VI.	Exhibit 4.20 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.24	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital II.	Exhibit 4.19 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.25	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital III.	Exhibit 4.20 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.26	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital IV.	Exhibit 4.21 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.27	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital V.	Exhibit 4.24 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.28	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital VI.	Exhibit 4.25 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.29	Form of Guarantee Agreement for Goldman Sachs Capital II.	Exhibit 4.23 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.30	Form of Guarantee Agreement for Goldman Sachs Capital III.	Exhibit 4.24 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.31	Form of Guarantee Agreement for Goldman Sachs Capital IV.	Exhibit 4.25 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.32	Form of Guarantee Agreement for Goldman Sachs Capital V.	Exhibit 4.29 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.33	Form of Guarantee Agreement for Goldman Sachs Capital VI.	Exhibit 4.30 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.34	Warrant Indenture, dated as of February 14, 2006, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, with respect to warrants of The Goldman Sachs Group, Inc.	**

4.35	Form of senior debt securities of The Goldman Sachs Group, Inc. (included in Exhibit 4.6).

4.36	Form of subordinated debt securities of The Goldman Sachs Group, Inc. (included in Exhibit 4.7).

4.37	Form of Floating Rate Medium-Term Note.	Exhibit 4.3 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

4.38	Form on Fixed Rate Medium-Term Note.	Exhibit 4.4 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

4.39	Form of Mandatory Exchangeable Note.	Exhibit 4.5 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

4.40	Form of Exchangeable Note.	Exhibit 4.6 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

4.41	Specimen Master Medium-Term Note.	Exhibit 4.9 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-36178), filed on May 3, 2000.

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
4.42	Form of Debt Warrant Agreement for warrants sold attached to debt securities	*

4.43	Form of Debt Warrant Agreement for warrants sold alone.	*

4.44	Form of Warrant Agreement for universal warrants.	*

4.45	Form of put warrant (included in Exhibit 4.34)

4.46	Form of call warrant (included in Exhibit 4.34)

4.47	Deposit Agreement, dated as of October 21, 2005, between The Goldman Sachs Group, Inc. and JP Morgan Chase Bank, N.A., including form of depositary receipt.	Exhibit 99.5 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (file No. 001-14965), filed on October 28, 2005.

4.48	Form of Unit Agreement, including form of unit certificate.	*

4.49	Form of Unit Agreement Without Holders’ Obligation.	*

4.50	Form of Prepaid Purchase Contract	*

4.51	Form of Non-Prepaid Purchase contract (Issuer Sale) (to be included in Exhibit 4.44).

4.52	Form of Non-Prepaid Purchase contract (Issuer Purchase) (to be included in Exhibit 4.44).

4.53	Form of Capital Security (included as Exhibit C to Exhibits 4.9, 4.10, 4.11, 4.12 and 4.13).

4.54	Form of floating rate senior debt security	**

4.55	Form of fixed rate senior debt security	**

5.1	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital II.	**

5.2	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital III.	**

5.3	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital IV.	**

5.4	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital V.	**

5.5	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital VI.	**

5.6	Opinion of Sullivan & Cromwell LLP.	**

5.7	Opinion of Sullivan & Cromwell LLP relating to 5.000% Notes due 2011 and 5.350% Notes due 2016.	**

5.8	Opinion of Sullivan & Cromwell LLP relating to floating rate senior debt securities and fixed rate senior debt securities.	**

5.9	Opinion of Sullivan & Cromwell LLP relating to Index-Linked Warrants expiring 2007 (Linked to the MSCI® Daily Total Return Gross Canada Local Index).	**

5.10	Opinion of Sullivan & Cromwell LLP relating to 6.450% Subordinated Notes due 2036.	***

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
8.1	Tax Opinion of Sullivan & Cromwell LLP.	**

12.1	Statement re computation of ratios of earnings to fixed charges.	Exhibit 12.1 to The Goldman Sachs Group, Inc.’s Quarterly Report on Form 10-Q (File No. 001-14965) for the fiscal quarter ended February 24, 2006.

15.1	Letter re Unaudited Interim Financial Information.	**

23.1	Consent of PricewaterhouseCoopers LLP.	**

23.2	Consents of Richards, Layton & Finger, P.A. (included in Exhibits 5.1, 5.2, 5.3, 5.4 and 5.5. above).

23.3	Consents of Sullivan & Cromwell LLP (included in Exhibits 5.6, 5.7, 5.8, 5.9 and 8.1 above).

24.1	Power of Attorney.	**

25.1	Statement of Eligibility of senior debt trustee.	**

25.2	Statement of Eligibility of subordinated debt trustee.	**

25.3	Statement of Eligibility of warrant trustee.	**

25.4	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital II.	**

25.5	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital III.	**

25.6	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital IV.	**

25.7	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital V.	**

25.8	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital VI.	**

25.9	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital II.	**

25.10	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital III.	**

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
25.11	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital IV.	**

25.12	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital V.	**

25.13	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital VI.	**

*	To be filed as an exhibit to a Current Report on Form 8-K or a Post-Effective Amendment to the Registration Statement on Form S-3 and incorporated herein by reference.

**	Previously filed.

***	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-130074) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 18th day of April, 2006.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ David A. Viniar
Name: David A. Viniar
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-130074) has been signed by the following persons in the capacities indicated on the 18th day of April, 2006.

Title	Signature

Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	/s/ Henry M. Paulson, Jr.* Henry M. Paulson, Jr.
Director, President and Chief Operating Officer	/s/ Lloyd C. Blankfein* Lloyd C. Blankfein

Director	/s/ Lord Browne of Madingley* Lord Browne of Madingley

Director	/s/ John H. Bryan* John H. Bryan
Director	/s/ Claes Dahlbäck* Claes Dahlbäck
Director	/s/ Stephen Friedman* Stephen Friedman
Director	/s/ William W. George* William W. George
Director	/s/ James A. Johnson* James A. Johnson

Title	Signature

Director	/s/ Lois D. Juliber* Lois D. Juliber
Director	/s/ Edward M. Liddy* Edward M. Liddy
Director	/s/ Ruth J. Simmons* Ruth J. Simmons
Chief Financial Officer (Principal Financial Officer)	/s/ David A. Viniar* David A. Viniar
Principal Accounting Officer	/s/ Sarah E. Smith* Sarah E. Smith

*By:	/s/ David A. Viniar

David A. Viniar Attorney-In-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, Goldman Sachs Capital II certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-130074) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of the 18th day of April, 2006.

GOLDMAN SACHS CAPITAL II

By: The Goldman Sachs Group, Inc., as Depositor

By:	/s/ Elizabeth E. Beshel

	Name:	Elizabeth E. Beshel
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, Goldman Sachs Capital III certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-130074) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of the 18th day of April, 2006.

GOLDMAN SACHS CAPITAL III

By: The Goldman Sachs Group, Inc., as Depositor

By:	/s/ Elizabeth E. Beshel

	Name:	Elizabeth E. Beshel
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, Goldman Sachs Capital IV certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-130074) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of the 18th day of April, 2006.

GOLDMAN SACHS CAPITAL IV

By: The Goldman Sachs Group, Inc., as Depositor

By:	/s/ Elizabeth E. Beshel

	Name:	Elizabeth E. Beshel
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, Goldman Sachs Capital V certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-130074) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of the 18th day of April, 2006.

GOLDMAN SACHS CAPITAL V

By: The Goldman Sachs Group, Inc., as Depositor

By:	/s/ Elizabeth E. Beshel

	Name:	Elizabeth E. Beshel
	Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, Goldman Sachs Capital VI certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 4 to the Registration Statement (File No. 333-130074) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, as of the 18th day of April, 2006.

GOLDMAN SACHS CAPITAL VI

By: The Goldman Sachs Group, Inc., as Depositor

By:	/s/ Elizabeth E. Beshel

	Name:	Elizabeth E. Beshel
	Title:	Treasurer

INDEX TO EXHIBITS

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
1.1	Form of Distribution Agreement for Medium-Term Notes of The Goldman Sachs Group, Inc.	**

1.2	Form of Underwriting Agreement for senior debt securities of The Goldman Sachs Group, Inc.	**

1.3	Form of Underwriting Agreement for subordinated debt securities of The Goldman Sachs Group, Inc.	***

1.4	Distribution Agreement for warrants of The Goldman Sachs Group, Inc., dated as of February 14, 2006, between The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.	**

1.5	Form of Underwriting Agreement for purchase contracts of The Goldman Sachs Group, Inc.	*

1.6	Form of Underwriting Agreement for units of The Goldman Sachs Group, Inc.	*

1.7	Form of Underwriting Agreement for preferred stock and depositary shares of The Goldman Sachs Group, Inc.	*

1.8	Form of Underwriting Agreement for capital securities.	*

2.1	Plan of Incorporation.	Exhibit 2.1 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449), filed on April 30, 1999.

2.2	Agreement and Plan of Merger of The Goldman Sachs Corporation into The Goldman Sachs Group, Inc.	Exhibit 2.2 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999.

2.3	Agreement and Plan of Merger of The Goldman Sachs Group, L.P. into The Goldman Sachs Group, Inc.	Exhibit 2.3 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75213), filed on May 10, 1999.

2.4	Amendment and Restated Agreement and Plan of Merger, dated as of September 10, 2000, and amended and restated as of October 31, 2000, among The Goldman Sachs Group, Inc., SLK LLC and SLK Acquisition L.L.C.	Exhibit 2.1 to The Goldman Sachs Group, Inc.’s Current Report on Form 8-K (File No. 001-14965), dated October 31, 2000 and filed on November 15, 2000.

4.1	Specimen of certificate representing The Goldman Sachs Group, Inc.’s common stock, par value $0.01 per share.	Exhibit 4.1 to Amendment No. 2 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-74449), filed on March 16, 1999.

4.2	Stockholder Protection Rights Agreement, dated as of April 5, 1999, between The Goldman Sachs Group, Inc. and Mellon Investors Services LLC (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent.	Exhibit 99.5 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on June 29, 1999.

4.3	Certificate of Designations of The Goldman Sachs Group, Inc. relating to the Series A Preferred Stock.	Exhibit 3 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on April 22, 2005.

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
4.4	Certificate of Designations of The Goldman Sachs Group, Inc. relating to the Series B Preferred Stock.	Exhibit 3 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on October 28, 2005.

4.5	Certificate of Designations of The Goldman Sachs Group, Inc. relating to the Series C Preferred Stock.	Exhibit 4 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on October 28, 2005.

4.6	Indenture, dated as of May 19, 1999, between The Goldman Sachs Group, Inc. and The Bank of new York, as trustee, with respect to senior debt securities of The Goldman Sachs Group, Inc.	Exhibit 99.6 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (File No. 001-14965), filed on June 29, 1999.

4.7	Subordinated Indenture, dated as of February 20, 2004, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, with respect to subordinated debt securities of The Goldman Sachs Group, Inc.	Exhibit 4.2 to The Goldman Sachs Group, Inc.’s Annual Report on Form 10-K (File No. 001-14965), for the fiscal year ended November 28, 2003.

4.8	Supplemental Indenture, dated as of February 20, 2004, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, with respect to the junior subordinated debentures of The Goldman Sachs Group, Inc.	Exhibit 4.1 to The Goldman Sachs Group, Inc.’s Quarterly Report on Form 10-Q (File No. 001-14965), for the period ended February 27, 2004.

4.9	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital II.	Exhibit 4.7 to The Goldman Sachs Group, Inc.’s registration statement on From S-3 (No. 333-112367), filed on January 30, 2004.

4.10	Form of Amendment and Restated Trust Agreement for Goldman Sachs Capital III.	Exhibit 4.8 to The Goldman Sachs Group, Inc.’s registration statement on From S-3 (No. 333-112367), filed on January 30, 2004.

4.11	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital IV.	Exhibit 4.9 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.12	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital V.	Exhibit 4.9 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.13	Form of Amended and Restated Trust Agreement for Goldman Sachs Capital VI.	Exhibit 4.10 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.14	Certificate of Trust of Goldman Sachs Capital II.	Exhibit 4.12 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.15	Trust Agreement of Goldman Sachs Capital II.	Exhibit 4.13 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.16	Certificate of Trust of Goldman Sachs Capital III.	Exhibit 4.14 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.17	Trust Agreement of Goldman Sachs Capital III.	Exhibit 4.15 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.18	Certificate of Trust of Goldman Sachs Capital IV.	Exhibit 4.16 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.19	Trust Agreement of Goldman Sachs Capital IV.	Exhibit 4.17 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.20	Certificate of Trust of Goldman Sachs Capital V.	Exhibit 4.17 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
4.21	Trust Agreement of Goldman Sachs Capital V.	Exhibit 4.18 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.22	Certificate of Trust of Goldman Sachs Capital VI.	Exhibit 4.19 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.23	Trust Agreement of Goldman Sachs Capital VI.	Exhibit 4.20 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.24	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital II.	Exhibit 4.19 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.25	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital III.	Exhibit 4.20 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.26	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital IV.	Exhibit 4.21 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.27	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital V.	Exhibit 4.24 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.28	Form of Agreement as to Expenses and Liabilities for Goldman Sachs Capital VI.	Exhibit 4.25 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.29	Form of Guarantee Agreement for Goldman Sachs Capital II.	Exhibit 4.23 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.30	Form of Guarantee Agreement for Goldman Sachs Capital III.	Exhibit 4.24 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.31	Form of Guarantee Agreement for Goldman Sachs Capital IV.	Exhibit 4.25 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-112367), filed on January 30, 2004.

4.32	Form of Guarantee Agreement for Goldman Sachs Capital V.	Exhibit 4.29 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.33	Form of Guarantee Agreement for Goldman Sachs Capital VI.	Exhibit 4.30 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-122977), filed on February 24, 2005.

4.34	Warrant Indenture, dated as of February 14, 2006, between The Goldman Sachs Group, Inc. and The Bank of New York, as trustee, with respect to warrants of The Goldman Sachs Group, Inc.	**

4.35	Form of senior debt securities of The Goldman Sachs Group, Inc. (included in Exhibit 4.6).

4.36	Form of subordinated debt securities of The Goldman Sachs Group, Inc. (included in Exhibit 4.7).

4.37	Form of Floating Rate Medium-Term Note.	Exhibit 4.3 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

4.38	Form on Fixed Rate Medium-Term Note.	Exhibit 4.4 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

4.39	Form of Mandatory Exchangeable Note.	Exhibit 4.5 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

4.40	Form of Exchangeable Note.	Exhibit 4.6 to Post-Effective Amendment No. 1 to The Goldman Sachs Group, Inc.’s registration statement on Form S-1 (No. 333-75321), filed on July 1, 1999.

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
4.41	Specimen Master Medium-Term Note.	Exhibit 4.9 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 (No. 333-36178), filed on May 3, 2000.

4.42	Form of Debt Warrant Agreement for warrants sold attached to debt securities	*

4.43	Form of Debt Warrant Agreement for warrants sold alone.	*

4.44	Form of Warrant Agreement for universal warrants.	*

4.45	From of put warrant (included in Exhibit 4.34)

4.46	Form of call warrant (included in Exhibit 4.34)

4.47	Deposit Agreement, dated as of October 21, 2005, between The Goldman Sachs Group, Inc. and JP Morgan Chase Bank, N.A., including form of depositary receipt.	Exhibit 99.5 to The Goldman Sachs Group, Inc.’s registration statement on Form 8-A (file No. 001-14965), filed on October 28, 2005.

4.48	Form of Unit Agreement, including form of unit certificate.	*

4.49	Form of Unit Agreement Without Holders’ Obligation.	*

4.50	Form of Prepaid Purchase Contract	*

4.51	Form of Non-Prepaid Purchase contract (Issuer Sale) (to be included in Exhibit 4.44).

4.52	Form of Non-Prepaid Purchase contract (Issuer Purchase) (to be included in Exhibit 4.44).

4.53	Form of Capital Security (included as Exhibit C to Exhibits 4.9, 4.10, 4.11, 4.12 and 4.13).

4.54	Form of floating rate senior debt security	**

4.55	Form of fixed rate senior debt security	**

5.1	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital II.	**

5.2	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital III.	**

5.3	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital IV.	**

5.4	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital V.	**

5.5	Opinion of Richards, Layton & Finger, P.A. as to the validity of the capital securities, the enforceability of the trust agreements and the formation of the Issuer Trust with respect to Goldman Sachs Capital VI.	**

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
5.6	Opinion of Sullivan & Cromwell LLP.	**

5.7	Opinion of Sullivan & Cromwell LLP relating to 5.000% Notes due 2011 and 5.350% Notes due 2016.	**

5.8	Opinion of Sullivan & Cromwell LLP relating to floating rate senior debt securities and fixed rate senior debt securities.	**

5.9	Opinion of Sullivan & Cromwell LLP relating to Index-Linked Warrants expiring 2007 (Linked to the MSCI® Daily Total Return Gross Canada Local Index).	**

5.10	Opinion of Sullivan & Cromwell LLP relating to 6.450% Subordinated Notes due 2036.	***

8.1	Tax Opinion of Sullivan & Cromwell LLP.	**

12.1	Statement re computation of ratios of earnings to fixed charges.	Exhibit 12.1 to The Goldman Sachs Group, Inc.’s Quarterly Report on Form 10-Q (File No. 001-14965) for the fiscal quarter ended February 24, 2006.

15.1	Letter re Unaudited Interim Financial Information.	**

23.1	Consent of PricewaterhouseCoopers LLP.	**

23.2	Consents of Richards, Layton & Finger, P.A. (included in Exhibits 5.1, 5.2, 5.3, 5.4 and 5.5. above).

23.3	Consents of Sullivan & Cromwell LLP (included in Exhibits 5.6, 5.7, 5.8, 5.9 and 8.1 above).

24.1	Power of Attorney.	**

25.1	Statement of Eligibility of senior debt trustee.	**

25.2	Statement of Eligibility of subordinated debt trustee.	**

25.3	Statement of Eligibility of warrant trustee.	**

25.4	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital II.	**

25.5	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital III.	**

25.6	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital IV.	**

25.7	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital V.	**

25.8	Statement of Eligibility of The Bank of New York to act as trustee under the Amended and Restated Trust Agreement of Goldman Sachs Capital VI.	**

25.9	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital II.	**

Exhibit
No.	Description	Incorporated by Reference to Filings Indicated
25.10	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital III.	**

25.11	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital IV.	**

25.12	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital V.	**

25.13	Statement of Eligibility of The Bank of New York under the Guarantee for the benefit of the holders of capital securities of Goldman Sachs Capital VI.	**

*	To be filed as an exhibit to a Current Report on Form 8-K or a Post-Effective Amendment to the Registration Statement on Form S-3 and incorporated herein by reference.

**	Previously filed.

***	Filed herewith.